Consent of Ernst & Young LLP, Independent Auditors



We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333- ) pertaining to the Network Imaging Corporation Amended and Restated 1997 Director Stock Option Plan, Network Imaging Corporation Employee Stock Purchase Plan and the 1994 Key Employee Incentive Stock Option Plan of Network Imaging Corporation, of our reports dated February 27, 1998, with respect to the 1997 and 1996 consolidated financial statements and schedule of Network Imaging Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 1997, filed with the Securities and Exchange Commission.



                                                 /s/ Ernst & Young LLP



Vienna, Virginia
March 23, 1998